EXHIBIT 99.1

HARVARD BIOSCIENCE, INC.
Second Quarter 2013 Earnings Conference Call
August 1, 2013
11:00 a.m. Eastern Time

Operator
Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Second Quarter 2013 Harvard Bioscience Earnings Conference Call. At this time, all participants are in a listen only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference, Mr. Tom McNaughton, CFO. Sir, you please may begin.

Thomas McNaughton
Thank you, Charlotte, and good morning, everyone. Thank you for joining us to discuss our results for the second quarter of 2013. David Green, our President and Interim CEO, is also on the call with me today. After the Safe Harbor statement, I’ll turn the call over to David, who will present comments on the company’s second quarter business performance. Following those comments, we’ll open the call for any questions.

In our discussion today, we may make statements that constitute forward-looking statements. Our actual results may differ materially from those projected due to risks and uncertainties, including those detailed in our quarterly report on Form 10-Q for the quarter ended March 31, 2013, and our other public filings. Any forward-looking statements, including those related to our future results and activities, represent our estimates as of today and should not be relied upon as representing our estimates as of any subsequent day.

Please note that during this call, we will discuss non-GAAP financial measures because we believe those measures provide an enhanced understanding of how our businesses are performing. For each non-GAAP financial measure discussed, we’ve made available, as part of our press release or on our website in the Investor Relations section, a reconciliation to the most directly comparable GAAP financial measure. Additionally, any material financial or other statistical information presented on the call, which is not included in our press release, will be archived and available in the Investor Relations section of our website. A replay of this call will also be archived at the same location on our website at www.harvardbioscience.com.

I’ll now turn the call over to David. David?

David Green
Thank you, Tom, and good morning, everyone. On this call, I’ll first discuss the performance of our core Life Science Research Tools, or LSRT business and then separately discuss the progress in our Harvard Apparatus Regenerative Technology business or HART. As I’m sure you are aware, we are currently in the process of spinning off the HART business as a separately traded public company. I’ll also update you on our plans for hiring a new CEO for the LSRT business.

First, the LSRT business.  In Q2 in the LSRT business, revenues and non-GAAP EPS from the core business, excluding expenses related to the HART spin-off and one-off search costs for new CEO, were flat with Q1. These one-off costs totaled approximately $0.01 per share. Compared to Q2 last year, both revenues and profits in the second quarter were disappointing, primarily because we saw a sharp decline in revenue to General Electric Healthcare. Revenues were down 8% in the second quarter, compared with the second quarter of 2012, with GE accounting for almost half the decline in revenue. Part of the decline was also due to reporting against an exceptionally strong quarter last year. Q2 last year was a record for a Q2 for us for both revenue and non-GAAP EPS, and it was the last quarter before we saw substantial impact from the threat of sequestration in the U.S.

GE's impact on the quarter in both revenue and operating profit was significant. However, GE now only accounts for approximately 4% of our total revenue. We expect revenue from GE will likely remain at this lower level throughout the second half of the year. Because of this we expect overall revenues to be down approximately 4% versus last year. We’ve already implemented cost cutting initiatives to partly mitigate the impact of the decline in revenue on operating profit during the second half of this year.

Outside the GE decline, we saw growth in both revenue and operating profit at our Denville business, and significant growth in our new BioDrop spectrophotometer product line, which is sold outside GE. I am also very pleased to announce that the integration of AHN into the Denville supply chain, should start to have a positive impact on margins in the second half of the year, and should have a substantial positive impact on 2014 operating profits.

Now let me update you on the spin-off of our HART business. I’m pleased to inform you that we’ve received a private letter ruling from the IRS that the spin-off will qualify for tax-free treatment. It is one of the two major hurdles we need to overcome to complete the spin-off. The other is approval of our Form 10 from the SEC. The filing of the Form 10 took place last night. Let me review again the reasons spinning off the HART business.

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We believe that Harvard Bioscience shareholders will benefit from owning shares in the two separate companies by having the continued earnings and cash flow of the core LSRT business reflected in one security, the common stock of Harvard Bioscience, and the longer-term future potential of the regenerative medicine business reflected in another security, the common stock of HART.

•	The immediate listing of 100% of the shares of HART will remove the overhang of the distribution of shares held by Harvard Bioscience that was an adverse factor in the previously planned IPO.
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The spin-off will remove the HART operating losses, which were approximately $6.3 million in 2012, from the Harvard Bioscience income statement, making the profits of the Harvard Bioscience business much more visible.

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This spin-off will give Harvard Bioscience a greater borrowing capacity and will allow Harvard Bioscience to focus more aggressively on our core business’ acquisition strategy after the spin-off. Our recently expanded credit facility will give Harvard Bioscience the ability to fund this acquisition strategy.

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Finally, Harvard Bioscience will retain the tax loss carry forwards generated by the historical investment of approximately $15 million in HART, which will reduce income tax payments in the few years after the separation, and will improve Harvard Bioscience’s cash flows even more than just removing the operating losses.

Let me now discuss clinical progress within the HART business. I’m very pleased to report that an eighth successful regenerated tracheal transplant surgery has taken place. This surgery took place in July at the Karolinska Hospital in Sweden and was performed by Dr. Macchiarini. This is the second surgery to use a scaffold manufactured by us.

I’m also pleased to report that the six-month follow-up on the two Russian patients who began a clinical trial last summer has been presented at the conference of the European Society of Thoracic Surgeons. Overall, we are very pleased with the progress of the patients, as the patients who received the world’s first regenerated trachea transplant recently passed the five-year survival point. The patient who received the world’s first regenerated trachea transplant using a synthetic scaffold recently passed the two-year survival point and the two Russian patients recently passed the one-year survival point. In total, of the seven patients treated so far, five are still alive. The two that have not survived died of complications of the underlying medical conditions and there is no evidence that the scaffold or the bioreactor was a cause of death in either case. All the surgeons involved in these surgeries intend to continue treating patients and we expect further surgeries using our InBreath scaffold and bioreactor system to take place later this year. At this point, the technique is still experimental and can only be used on humans when investigational device regulations have been followed.

Finally, let me update you on the search for new CEO for the LSRT business. We’ve engaged a search consulting firm and have interviewed several promising candidates. It will likely take us a few more weeks to conclude this process.

We’ll now open up the call for any questions.

[Question-and-Answer Session
Operator
(Operator Instructions)]

Our first question comes from the line of Prasad Phatak from Tappan Street Partners. Your line is open and you may proceed.

Prasad Phatak – Tappan Street Partners LLC
Hi guys, thanks for taking the question.

David Green
Hi.

Prasad Phatak – Tappan Street Partners LLC
Can you just talk a little bit more about the situation with GE Healthcare? I guess why are they ordering fewer products, are they just kind of exiting the business, or how should we think about that in the context of the rest of the business and ensuring that something like this doesn’t happen with the other 96% of sales? Thanks

David Green
We have no indication that GE is exiting the business of either the product lines that we currently sell to them, which is spectrophotometer product line and the electrophoresis product line. What GE has told is that, their inventory levels, both their own inventory levels plus the inventory levels at one of their major customers, were high and so, this is more of an inventory stocking issue rather than an end user demand issue. So I think those circumstances are really unique to our relationship with GE and really don’t apply to the other 96% of our revenue.

Prasad Phatak – Tappan Street Partners LLC
Okay.

David Green
Does this answer your question, Prasad?

Prasad Phatak – Tappan Street Partners LLC
Yeah, that’s great. And then maybe sort of unrelated follow-up, can you give us any more clarity on the timing of the spin-off, and I know you are just waiting for the SEC to approve the Form 10, but just sort of, do you have a rough timeline for when that might be?

David Green
Yes, we are dependent on the SEC’s review and obviously we can’t predict that, but if the previous process for the S-1 is any guide, we had relatively light comments from the SEC and we were able to get through those fairly expeditiously. So I think if everything goes smoothly, we might be in a place to set the record date for the distribution probably towards the end of September, which would lead to a final distribution and complete separation of the Company sometime in the middle of October.

Prasad Phatak – Tappan Street Partners LLC
Okay, perfect. And then just lastly maybe, you could comment on the pipeline for the LSRT business, and kind of acquisitions. What are you seeing now, especially in light of the environment with NIH funding. Have there been more people that are sort of up for sale, given maybe some of these mom-and-pop guys are struggling or how do you really think about that, thanks.

David Green
You are probably familiar with the types of businesses we have been acquiring over the last 15 or 16 years. They tend to be relatively small businesses. They are often owned by the founder. They are often family businesses, and as such they don't really trade in a liquid market for acquisitions. So what we found over the years is that the prices we’ve paid for those acquisitions have been fairly consistent at around six times operating profit throughout the booms and the busts. What’s happening in the public markets really tends to be very distant from what's happening in the market for private company acquisitions. So we found there really doesn’t tend to be much impact either during the boom time or the bust times. The one thing that it does tend to take place is during periods of greater uncertainty, like now in terms of NIH funding, then companies that might have been outside of our price range might come into our price range, and we did see that, for instance when we acquired Denville back in 2009, that was obviously after the financial crisis hit, and I think that if that business had been sold during the better times 2006, 2007, probably would have gone for a [higher] EBITDA multiple to what we paid for it. But other than that, I don't really see much change. I don't really anticipate any change to the number or the pricing of acquisition candidates because of sequestration.

Prasad Phatak – Tappan Street Partners LLC
And is it fair to say that you, I mean are you continuing to work on the acquisition pipeline before the spin-off of HART or has it been, you're at a standstill and you're not really evaluating things until after the spin-off and obviously you have increased capacity to do that once the losses from HART are gone, but just kind of curious if there should be sort of a ramp period after the spin or if they're a bunch of things that obviously you’ve been looking out for a while, but you just can’t proceed until after the spin-off?

David Green
We do have a pipeline. We’ve continued to work the pipeline of candidates for acquisitions. The constraint on us in the last couple of years, it would have been more making U.S. acquisitions rather than making acquisitions in total. And so, if you look at the acquisitions we have made in the last couple of years, AHN and CMA, they’re both European companies. AHN is in Germany and CMA is in Sweden. So that part has not been particularly constrained, but the larger acquisitions that would require us to drawdown on the credit facility or U.S.-based acquisitions, we’ve not been able to pursue those as aggressively as we would have liked, and I think you will see us pick up the acquisition pipeline once the spin is completed. I also expect that the strategy will be implemented by a new CEO. I’m pretty sure that by then we’ll have a new CEO in place. So that’s really what I think will happen in the acquisition side.

Prasad Phatak – Tappan Street Partners LLC
Okay. Great. Thanks for taking the questions.

Operator
Thank you.
[Operator Instructions]
And at this time, I’m not showing any further questions.

David Green
Okay. Well, thank you everyone for joining us on the call this morning. We’re very pleased to be progressing with the separation of Harvard Bioscience and HART, and we’re optimistic about the future of both businesses. Thank you.

Operator
Thank you ladies and gentlemen for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a great day.